 Exhibit 14.1.

Code of Ethics

UPDATED: April, 2008
Approved by the Nomination and Compensation Committee and by the Board of Directors in its April 14, 2008 meeting, as stated in the corresponding minutes.

INTRODUCTION

The set of ethical principles adopted by the Latin American Export Bank (Banco Latinoamericano de Exportaciones - “Bladex”) shall be a guideline for its Board of Directors and team of employees in the independent performance of business transactions as well as for their personal and interpersonal conduct, both within the Bank as well as without.

Those ethical principles shall also be for ensuring and enhancing the image of an Institution that can be relied upon because of its solid principles and values.

Bladex, as a supranational institution, with a shareholding structure representing the public and private sectors, has to deal with a series of different interests that need to be regarded with guidelines for carrying out its business, at all times adhering to the principles of honesty, responsibility and integrity.

The principles set forth hereunder have been adopted as the Code of Ethics, governing all members of the Board of Directors as well as all other Bladex employees.

The Board of Directors is responsible, together with the Management Committee, for promoting the highest integrity and ethical standards, as well as for establishing an organizational culture showing and emphasizing to all of the staff the importance of each one at the Bank.

All members of the Bladex team shall avoid any situation that might cause a conflict of interest between the Bank, its Clients, Shareholders, Directors, Members of the Advisory Board, Suppliers and Employees. At the same time, each supervisor shall guarantee that his/her subordinates participate exclusively in those assignments and tasks for which they have the required knowledge, abilities and expertise.

1. Objectives
Bladex Code of Ethics has the following objectives:

•
To act as a guideline for establishing relationships, both within as well as without the Bank, based on trust, which will make it possible to always and under any circumstances keep up a high reputation of integrity, honesty, reliability and responsibility.

•	To ensure the highest quality conduct of its Employees, Board of Directors and Staff.
•	To maintain credibility, both institutional as well as individual, through the highest standards of ethical and professional conduct, for institutional operations as well as for generating business.
•	To ensure that its commercial activities are being carried out pursuant to the legal rules applying to Bladex.
•	To report, as far as possible, any possible conflicts of interest and independence.

2. Scope of Action
The Bladex Code of Ethics shall apply to the Board of Directors as well as to all other Staff at the Head Office, Agencies, Representative Offices and Subsidiaries.

This Code of Ethics sets forth all standards of conduct for our Bank, the people representing it as well as the expectations of our Clients.

3. General Principles
The Banking Business is based on an impeccable reputation of credibility and trust, as banks are the custodians of the business community’s financial resources. A bank’s success is measured by the degree of trust of its Customers and Investors. This trust depends on the honesty, integrity and high ethical standards of its staff, on keeping the confidentiality of information related to its Customers, on avoiding conflicts of interest and on complying with the laws and regulations governing the Bank’s activities.

Under no circumstances may personal conduct go against the Institutional interest.

It is a responsibility of all the people working at Bladex to ensure that the Bank’s values and principles are honored at all times, both inside the Institution as well as on the outside.

4. Individual Conduct, Personal and Professional Integrity
The conduct of all Bladex Employees must be characterized at all times by professionalism, honesty, integrity and responsibility when fulfilling their assigned duties.

In the performance of their assigned jobs they shall have to adopt the same attitude as would be employed by honorable persons with solid character in their interpersonal relationships and the management of their own business.

Their conduct should reflect their personal and professional integrity, so that one can at all times expect a respectful, fair and objective treatment, avoiding abuse, bad manners, comments that go against the integrity and respect that the people with whom they are working and interacting in the performances of their assigned task are entitled to.

Due to their position of trust, the personal finances of all the Bank’s employees should be handled prudently. Matters of personal finance must be managed in an upright manner and situations that might affect their image as well as that of the institution they represent should be avoided.

Employees are responsible for keeping up the ethical standards, including due controls over the accounting activities.

The following behavior shall be considered unacceptable and unbecoming while not in line with the Institution’s ethical values:

4.1 External Matters
•
To carry out business transactions in representation of the Bank with institutions or companies in which they have some kind of personal or proprietary interest. If any such transactions are made for some reasons and under conditions of non-preferential treatment, then it is required to notify the Bank’s Head Compliance Officer in writing.

•	To use their hierarchical position or information to which they may have had access for influencing decisions favoring their own interest or that of third parties.
•
To engage in commercial transactions with Bladex Shares or with the shares in any other company and/or institution that is a Bladex Client, while in possession of important information that is not in the public domain. In other words, all employees are subject to restrictions regarding business transactions with inside information.

•
To request, accept or offer any gifts or sinecures, either directly or indirectly with a representative or nominal value exceeding USD200.00 (except for invitations regarding food and beverages), which could influence objective business decision making.

•	To use the Bank’s funds for payments to any kind of organization, natural persons or government representatives, in order to obtain favors, business or to influence their decisions in favor of Bladex.

Note: Publications and speeches as well as interviews with the media and other public presentations related to the Bank, shall be previously approved by the Public Relations Department.

4.2 Internal Matters
•	Any kind of discriminatory, harassing or intimidating behavior or attitude towards Employees.
•	To use the equipment or facilities assigned for performing their duties for private purposes.
•	To use time during working hours for private matters.
•	To use or transfer technology, methods and processes developed for the use of the Institution, for private purposes or in benefit of any third parties.
•	To violate established policies, rules and procedures to the detriment of the Institution.

5. Managing Information
Behavior shall always ensure the Bank’s best interests, maintaining confidentiality of its business and operations, as well as confidentiality of client’s information. This premise is especially important in the case of those Directors, Members of the Advisory Board or employees whose activities are directly or mainly related to the Bank’s line of business, or who have frequent or habitual access to confidential and privileged information of Bladex or its customers.

5.1. Definitions:

a. Confidential Information: All past, present of future information regarding the Bank and its business is considered confidential.

This includes, in a non-restrictive manner, information related to marketing and advertising plans, products, services, clients, markets, computer programs, equipment, configurations, processes, designs, finances. Confidential information can include commercial secrets and, in general, the information products, objects, trademarks and inventions protected by Intellectual Property laws.

b. Privileged Information: non-disclosed information concerning the activities of Bladex, a client or a member of its Economical Group, and whose knowledge could influence the price of stock, value titles or derived products of Bladex or of a Bladex client or its Economic Group.

In general, any information that may be used to decide to buy, sell or secure investments is privileged information, including the knowledge of, among others:

•  The company’s strategic Plan.
o  Expected financial results
o  Future expected income per share.
o  Any decision related to dividend payment.
•  Possible merges, acquisitions and/or strategic alliances.
•  Penal processes against the company.
•  Development of important products or services.
•  Decisions related to the company’s capital.

c. “Banking Secrecy“: The Banking Law of the Republic of Panama, that regulates the banking business in or from Panama, establishes that the banks shall only disclose information regarding their clients or the operation of said clients with their written consent, except when there exists a formal request from competent authority, in accordance with the law.

d. Information considered as non Public: Information must be considered as non public until it has been disclosed through public media and/or media previously established for this purpose. (Please refer section No.6 – Insider Trading)

5.2. Confidential and privileged information management

5.2.1 Information received from clients

a.
Those employees authorized to request information from Bladex’s clients or future clients, will request the necessary information for their correct identification, as well as information about their financial situation, business plans and/or future objectives, when it is relevant for the services that are or will be offered.

b.	Non-public information obtained from the clients or future clients, in accordance with the previously stated, will be private and confidential.

Prohibitions:
All confidential and privileged information to which access is granted must be exclusively used for authentic business purposes and for no purposes different from those for which it was requested. Besides, under no circumstance shall it be used for personal benefit or of third parties.

Directors, Members of the Advisory Board and employees could become exposed to civil suits and penal sanctions as consequence of the transgression of applicable regulations in the management of confidential and privileged information.

In this sense, Directors, Members of the Advisory Board and employees that have or may have frequent or customary access to relevant information concerning to Bladex client, will not be allowed to perform, promote or protect, directly or indirectly, any of the following behavior:

•	Purchase or sell stock or any other investments while in possession of non-disclosed material and/or information concerning to Bladex client or its Economic Group.
•
Disclose non-public material or information pertaining to Bladex, a Bladex client or its Economic Group, to a third party, including family members, friends or colleagues, so this information can be used by third parties to gain income in the Stock Market.

•	Recommend or suggest to any person the purchase, selling or retaining of shares or other stock investments of a Bladex client or of its Economic Group.
•	Grant access, to whom is not entitled to it, to non-public material or information pertaining to Bladex, a Bladex client or its Economic Group.

5.2.2 Bladex’s Information

Financial information about the Bank and other information obtained inside the Institution, shall not be used to satisfy personal interests, or commented with third parties, unless it has been expressly transmitted by the Bank’s Administration in reports or through conferences intended for public knowledge. No direct or indirect advantage shall be obtained from that information. (Please refer section No.6 – Insider Trading)

5.2.3 Information provided by Bladex to its employees, clients, investors, purveyors, outsourcing purveyors or competent authorities.

a.
All information shall be provided in accordance with the operational procedures established and following the legal requirements applicable to the Bank’s operations. In cases when providing information is required, approval from authorized persons shall be obtained and the information shall be provided in accordance with internally established policies, rules and procedures. .

b.
Persons authorized by Bladex to provide information related to the Bank or its Group shall be extremely cautious with the purpose of avoiding any improper behavior in the use or transmission of the information.

c.
The Bank Disclosure Committee shall previously review and evaluate all confidential and/or privileged information related to Bladex intended for disclosure to employees, clients, investors, purveyors, “outsourcing” purveyors or competent authorities.

5.2.4 Care and industriousness in information management

Bladex must organize and permanently control the responsible usage of information, by adopting necessary measures and using adequate resources to efficiently perform its activity. In consequence:

a.
Necessary administrative procedures shall be established for adequate control of information management and of risk levels derived from said information, ensuring that the access and safeguard of its computer media is sufficient for this purpose

b.
It will be ensured that the information of each of the different areas of the Bank, derived from the respective specific activities performed in it, according to the current rules is not directly or indirectly available to the other areas of the Bank, therefore having autonomous and independent execution.

6.1. Insider Trading
Any confidential and/or privileged information obtained related to Bladex and its businesses shall be used solely for the legitimate purposes of Bladex’s business and not otherwise. Moreover, under no circumstances shall any Director, Members of the Advisory Board, Officer or employee buy or sell Bladex shares or securities, or carry out transactions related thereto, based on confidential or privileged information of material importance to Bladex and its businesses, regardless if such purchase is made for their own account, by proxy or a third party to whom such confidential or privileged information of material importance has been disclosed. This will subsist while there is an existing relationship with the Bank as well as when such relationship has ended.

Any Director, Members of the Advisory Board, Officer or employee, including the Bank itself, may be exposed to civil lawsuits or penalties as a result of any breach of regulations applicable to the handling of confidential and privileged information. To that effect, the Bank’s Directors, Officers and employees shall not carry out, promote or cover, on their own or another party’s account, either directly or indirectly, any type of transaction related to Bladex shares, without taking into account the internal policies set forth below.

6.2. Window Period
Window period is the time interval during which a publicly traded company permits its Directors, Members of the Advisory Board, Officers and employees to trade its stock.

Generally, unless there is any reason for the Bank to close this time interval during which a publicly traded company permits its Directors, Members of the Advisory Board, Officers and employees to trade its stock., the period set forth to carry out any type of trades of Bladex shares shall begin three (3) business days following the issue of the press release on the Bank’s financial results with a duration of forty-five (45) calendar days subsequent to the issue of the corresponding press release. The three (3) business day period as of the issue of the press release on the Bank’s financial results is referred to as a “blackout period”.

Bladex shall retain the right to increase the length of the blackout period or restrict the window period at its discretion.

Directors, Members of the Advisory Board, Officers and employees shall give written notification using the form provided by the Bank of any type of trades of Bladex shares carried out, immediately upon their execution, to the following persons designated for this purpose:

•	If a Bank Director, Members of the Advisory Board or Officer, including the CEO, notification should be made to the President of the Board of Directors of the Bank.
•	If President of the Board of Directors of the Bank, notification should be made to the Chairman of the Audit and Compliance Committee of the Board of Directors..
•	If a Bank employee, notification should be made to the CEO.

The above designated persons shall send copies of the completed notification forms received to the Bank’s Shareholders Relations Department (in case of Directors, Members of the Advisory Board and Officers), and to the Human Resources Department (in case of employees).

Notification forms are available through the Bank’s network or Shareholders Relations Department. A copy of the signed form, either an original or copy received by fax or in PDF format, shall be filed in the employee records of the corresponding Director, Members of the Advisory Board, Officer or employee kept in the Bank’s Shareholders Relations and Human Resources Departments.

The procedures established here are applicable to any type of purchase, sale or trade of Bladex shares (including shares obtained by exercising stock options), carried out on own account or through another party, either an individual or legal entity, including family members, friends or coworkers.

Notwithstanding the above, the Bank’s Directors, Members of the Advisory Board, Officers and employees shall abstain from carrying out trades of Bladex shares, even if within the window period set forth in this section, if they become aware of any confidential or privileged information of material importance related to Bladex and its businesses that has not been released to the market by Bladex.

6.3 Rule 10-b5-1 of the Securities and Exchange Commission
Any Director, Members of the Advisory Board, Officer and employee has the option of adopting a pre-arranged stock trading plan in accordance with Rule 10b5-1 of the U.S. Securities and Exchange Commission, obtaining the right to negotiate Bladex shares in advance without violating Insider Trading policies.

6.4	Consequences of non-compliance with the policy on handling and control of confidential and privileged information
Non-compliance pursuant to Sections 5 and 6 herein shall be subject to the imposition of the corresponding administrative sanctions, without prejudice to the outcome of the application of existing labor laws or any other standing order.

7. Customer Relations
The Bank’s commitment with Customer Satisfaction shall be made clear by the respect and search of solutions for meeting their needs in parallel with the Bank’s profitability and business objectives.

All information provided by Bladex’s Customers shall be considered as confidential and for the Bank’s exclusive use. It is a responsibility of each and every one of the Bank’s employees to ensure that such information is not disclosed to those who are not legitimately entitled thereto. This applies to financial information, deposit and loan balances, information related to their management, future plans of our business clients, information obtained in the course of the Bank’s trust relationship as well as any other exclusive Bladex – Client relationship information.

All customers shall be treated courteously, providing them with all required information in a clear, concise and transparent manner. At no times should any preferential treatment be given for furthering their own interest or due to any personal affinity.

8. Shareholders Relations
The relations with our shareholders are based on transparent, objective and timely communications that let them follow up on the Bank’s performance and progress at all times.

Any information that has not been publicly disclosed shall be kept as confidential in order to protect the Bank’s Shareholders’ Interest.

9. Relations with the Public Sector and Regulatory Entities
Deference and courtesy by Bladex and its representatives towards members of the public sector and regulatory entities should be an institutional trait. Those relationships should never be used for personal advantage by people who work at Bladex.

High civic standards and respect for the law should be observed at all times.

Bladex, as a multinational institution, is subject to a series of laws and regulations for its operations in different countries. Any non-compliance with those laws and regulations could be the object of sanctions. It is a responsibility of each and every person to know and understand the legal aspects that apply to the performance of the tasks assigned to them, the activity of each of the Departments as well as of the Bank as a whole, in order to avoid any legal problems that could be caused for the Bank.

10. Interpersonal Relations in the Workplace
As a world class Institution, Bladex pays a lot of attention to strengthening its social capital in its networking, both internally as well as externally, in order to achieve its business targets and institutional strengthening goals. In order for that to be possible, having a solid character should be distinctive trait of each of its Employees, so that the interpersonal relations, with regards to dealing with Customers and labor relations at the Bank, do reflect the highest levels and standards of trustworthiness.

Workplace relations shall at all times be distinguished by courtesy and respect. Each of the colleagues at the workplace should collaborate in creating a teamwork climate, full of trust and commitment, compatible with the Institution’s values. It is mandatory that the relations among coworkers be respectful of moral principles and that they do not attempt against family integrity

All persons holding a supervisory position shall role model their behavior on what they expect from their staff.

•	The high professional level of interpersonal relations of Bladex Staff is mainly distinguished by:
•	The quality of the results obtained by teamwork.
•	The Satisfaction of the Bank’s Customers.
•	The productive work climate that is focused on results.
•	The respect for different individuals as well as for opinions that are contrary to their own.
•	A fair, objective and equitable treatment at the workplace.
•	Facilitating human and organizational growth and development.
•	Rejecting obnoxious behavior, such as degrading words to describe a person, talk about third parties behind their backs, drug and alcohol addictions.
•	Not spreading any rumors at the Bank.
•	Complying with all institutionally established policies, rules and procedures.

11. Handling Conflicts of Interest
The existence of any kind of personal interest in a transaction or work decision creates a conflict of interest situation that could get in the way of objectivity and good judgment in order for the best interest of the Bank to prevail. A conflict of interest would also be implied by using their position at Bladex in order to obtain personal benefits or advantages at the cost of the Bank.

Each and every Bladex Employee is entitled to their private life and the pursuit of their private interests outside the institution. Therefore, everyone is responsible for conducting their personal and financial matters as they may see fit, provided however that this is not a cause or appears to be a cause of conflict of interest with the Bank.

The following situations are considered as conflicts of interest:

•	To partake in the approval or consideration of a credit, transaction or any other activity for his or her own benefit or that of a family member or of persons with whom business interests are shared.
•
To request, accept or offer valuable gifts from the Bank’s suppliers or Customers, such as services, training, discounts or entertainment, with a representative or nominal value exceeding USD200.00 (except for invitations regarding food and beverages), which could be interpreted as a gesture for obtaining special privileges and not necessarily in the best interest or at the best terms for Bladex.

•	To use their condition as a Bladex Employee for requesting preferential treatment or any kind of special concession in transactions of a personal nature.
•	To invest in capital and/or debt issues of institutions that are Bladex Customers, with whom they have a direct business relationship.
•
To hold positions such as Director, Members of the Advisory Board, Partner, Consultant or any other remunerated employment with institutions or corporations with which Bladex does business or that are considered to be competitors of the Bank. Should such a situation occur, then the Bank should be notified in writing and its approval obtained.

•
Any other situation where there could be any doubt, although not included in this Code, should be consulted with the Bank’s Head Compliance Officer and/or Controller, in order to have it duly checked out.

12. Transactions with Related Parties
Bladex should adhere to the regulatory guidelines establishing limitations on transactions between natural and juridical persons that are being considered as “Related Parties”, as established by legislation in the different jurisdictions that apply to Bladex. Should there be any difference between those, than the strictest one shall be adopted.

Any transaction carried out with a Related Party must be assessed in the first instance by the Bank’s Legal Department. This review is in order to consider if such transaction does not contravene the laws and regulations enacted by the Government of the Republic of Panama, by the “Securities and Exchange Commission (SEC) of the United States or any other existing legal disposition.

Any transaction or transactions that are approved shall have to comply fully and at all times with all of the Bank’s established internal policies and procedures.

13. A High-Level Culture of Honesty and Ethics
The Sarbanes-Oxley Act of 2002, proclaimed in the United States of America, establishes the obligation to ensure adequate internal controls at the Institution in order to:

•	Be reasonably sure that transactions are duly recorded and they that are being carried out only according to the authorizations from the Board of Directors.
•	Have designed effective internal controls to ensure that significant information about the Company and its consolidating subsidiaries is being disclosed.
•
Public Companies must implement measures to avoid, dissuade and detect fraud. The implementation of such measures should be evidenced by a separate document drawn up by the Bank’s Management, in accordance with generally accepted international standards about that matter.

14. Administration of the Code of Ethics
The Code of Ethics shall be reviewed periodically in order to keep it up to date as a function of the regulatory framework that applies to Bladex.

15. Ethics Committee
The Ethics Committee shall be responsible for ongoing evaluation and updating of this Code and review and implement the necessary mechanisms needed for disclosing and encouraging the highest standards of conduct at the Institution.

The Ethics Committee consists of:
Chief Executive Officer (CEO)
Controller
Senior Vice-President Administration and Human Resources
Head Compliance Officer
Internal Legal Counsel

16. Approval of and Modifications to the Code of Ethics
The Code of Ethics will be approved by the Nomination and Compensation Committee of the Board of Directors, and it will also evaluate the modification proposals and/or updates that the Ethics Committee deems pertinent.

17. Compliance with the Code of Ethics
The Directors of Bladex must strictly follow the Code of Ethics. The monitoring and compliance assurance of the stipulations of the Code of Ethics will be responsibility of the Audit and Compliance Committee of the Board of Directors, based on the reports that the Comptroller Area presents.

Each of the members of the Bladex team is responsible for the notification of any conflict of interests or non-compliance with the Code of Ethics, suspicious activities that could constitute transactions involving privileged information, frauds or fraud attempts, accounting registers that do not comply with generally accepted accounting principles, as well as any mysterious disappearance of funds or titles. The employee may report these to the persons that the Bank establishes for this purpose, following the procedures or systems established for it.

In the case of Bank employees, the sanctions for Code of Ethics violations will be joint responsibility of the supervisors and the CEO, and in the case of the Directors, the sanctions will be responsibility of the Nomination and Compensation Committee of the Board of Directors. The Ethics Committee will be informed of these sanctions.

18. Other Considerations
The Code of Ethics is part of the Bank’s regulatory framework, together with the Discipline and Internal Rules and Regulations, the Compliance Manual, the Procedures, Standards and Policies Manuals as well as other Operating Instructions.

Should there be any doubt about the interpretation of the contents of this Code or the respective application thereof, or particularly about conflicts of interest, then the Bank’s Head Compliance Officer or Controller should be consulted.

BANCO LATINOAMERICANO DE EXPORTACIONES, S.A. (“Bladex”)

ADDENDA (THE “ADDENDA”) TO THE CODE OF ETHICS OF OCTOBER 2002 (THE “CODE”) FOR THE MAIN EXECUTIVES AND THE TOP FINANCIAL EXECUTIVES

The Chief Executive Officer, Executive Vice President - Chief Operating Officer, the Senior Vice President & CFO and the Vice President - Principal Accountant, as Bladex top executives (the “Top Executives”), herewith and hereby accept the contents of the Bladex Code of Ethics and agree to be bound by the additional disposition contained herein.

I. This Addenda applies to all Top Executives at Bladex, with the purpose of encouraging:

•	Honest and ethical conduct, including ethical management of actual or apparent conflicts of interest between their personal and professional relationships;
•
A complete, fair, precise, timely and understandable disclosure in the reports and documents that Bladex issues or files with the Securities and Exchange Commission (“SEC”) as well as in other public communications made by Bladex;

•	Compliance with applicable laws and governmental rules and regulations;
•	Timely internal reports about violations of the Code to an appropriate person or to the persons identified in the Code; and
•	Responsibility for adhering to the Code.

All Top Executives shall adhere to high ethical business standards and should be sensitive about situations that could result in an actual or apparent conflict of interest. Bladex expects that its Top Executives comply at all times with the principles of this Code. Any violation of this Code shall be cause for disciplinary actions, including dismissal and possible legal action. Any consultations about the application of this Code should be referred to the Bladex Board of Directors’ Audit and Compliance Committee.

II. Top Executives should ethically manage actual or apparent conflicts of interests.

Summary: A “Conflict of Interest” occurs when a Top Executive’s private interest interferes with the interest of, or his or her service at, Bladex. For example, a Top Executive’s conflict of interest could arise if a Top Executive or a member of his or her family would receive improper personal benefits as a result of his or her position at Bladex.

The existence of any kind of personal interest in a transaction or work decision creates a conflict of interest situation that could get in the way of objectivity and good judgment in order for the best interest of the Bank to prevail. A conflict of interest would also be implied by using their position at Bladex in order to obtain personal benefits or advantages at the cost of the Bank.

Each and every Bladex Employee is entitled to their private life and the pursuit of their private interests outside the institution. Therefore, everyone is responsible for conducting their personal and financial matters as they may see fit, provided however that this is not a cause or appears to be a cause of conflict of interest with the Bank.

The following situations are considered as conflicts of interest:
•	To partake in the approval or consideration of a credit, transaction or any other activity for his or her own benefit or that of a family member or of persons with whom business interests are shared.
•
To request or accept valuable gifts from the Bank’s suppliers or Customers, such as services, training, discounts or entertainment, which could be interpreted as a gesture for obtaining special privileges and not necessarily in the best interest or at the best terms for Bladex.

•	To use their condition as a Bladex Employee for requesting preferential treatment or any kind of special concession in transactions of a personal nature.
•	To invest in capital and/or debt issues of institutions that are Bladex Customers, with whom they have a direct business relationship.
•
To hold positions such as Director, Members of the Advisory Board, Partner, Consultant or any other remunerated employment with institutions or corporations with which Bladex does business or that are considered to be competitors of the Bank. Should such a situation occur, then the Bank should be notified in writing and its approval obtained.

In situations involving a Top Executive, where the appearance or the potential of a conflict of interest is involved, but where the Top Executive does not believe that a significant conflict of interest exists, the Top Executive should obtain approval from the Audit and Compliance Committee before getting involved in that situation. No such approval shall be considered as a waiver of this Code.

III. Disclosure and Compliance
•	All Top Executives should familiarize themselves with the disclosure and compliance requirements that are generally applicable to Bladex;
•
All Top Executives should not distort, or cause others to distort, facts about Bladex, whether within or without Bladex, including Bladex Directors and Auditors, or to government regulators and autonomous organizations;

•
All Top Executives must, as far as appropriate in their area of responsibility, consult with other Bladex Executives and Employees in order to promote full, fair, precise, timely and understandable disclosure in reports issued by Bladex or filed with the SEC, as well as in other public communications made by Bladex; and

•	It is a responsibility of all Top Executives to encourage compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reports and Responsibilities
All top Executives shall:

•	Once this code has been adopted (or if applicable later on, upon becoming a Top Executive), file a written statement with the Board of Directors that they have received, read and understood this Code;

•	Not take any retributive actions against any other Bladex Top Executive or Employee or their family members for reports about potential violations that were made in good faith.
•	Promptly notify the Audit and Compliance Committee if they are aware of any violation to this Code. To omit any such notification shall be considered as a violation of this Code.

The Audit and Compliance Committee is responsible for applying this Code in specific situations where there could be some doubt, and they have the authority to construe this Code for any particular situation. Any exception for a Top Executive should be considered by the Audit and Compliance Committee.
Bladex shall follow the following procedures when investigating compliance with this Code:

•	The Audit and Compliance Committee shall take all appropriate actions necessary for investigating any potential violation that may have been reported to them;
•	If, after investigating, the Audit and Compliance Committee believes that no violation has occurred, then it is not required for the Audit and Compliance Committee to take any further action;
•
If the Audit and Compliance Committee should determine that there has been a violation, then they shall consider the appropriate measures that could include a review of, or revision to, the applicable policies and procedures; or the recommendation for dismissing the Top Executive;

•	The Audit and Compliance Committee shall be responsible for granting waivers to this Code, as may be appropriate; and
•	Any change or exception to this Code shall be disclosed to the necessary extent, as established by SEC Regulations.

V. Changes or Exceptions to the Code
Any and all exceptions stipulated in this Code shall be reported to and filed with the SEC and shall be reported to Bladex Shareholders within the timeframe required by SEC Regulations and any applicable laws from any banking regulator or regulators of securities and stock markets where Bladex is listed.

VI. Other Policies and Procedures
This Code shall be the only Code of Ethics adopted by Bladex, with regards to the “Sarbanes-Oxley Act” of 2002 and the rules and regulations applying to companies listed therein.

VII. Amendments
Any amendment to this Code must be approved by the Nominating and Compensation Committee and ratified by a majority vote of the Board of Directors’ Audit and Compliance Committee.

VIII. Confidentiality
All reports and records drawn up or kept pursuant to this Code shall be considered as confidential and shall be kept and protected as such. Except where required by Law or by this Code, such matters shall not be disclosed to anybody outside the Audit and Compliance Committee and the Board of Directors of Bladex.

IX. Internal Use
This Code is exclusively for the internal use of Bladex and does not represent any admission, by or in behalf of, Bladex, of any fact, circumstance or legal conclusion.

I have read and understood the terms of the Code. I recognize the responsibilities and obligations incurred by me as a result of being subject to this Code. I herewith express my agreement to comply with this Code.

/s/ Jaime Rivera	/s/ Miguel Moreno
Chief Executive Officer	Executive Vice President - Chief Operating Officer

/S/ Jaime Celorio	/s/ Enrique Gaines
Senior Vice President &CFO	Vice President-Principal Accountant